ELEVATION SERIES TRUST

SEED CAPITAL SUBSCRIPTION AGREEMENT

1. Share Subscription. The undersigned hereby agrees to acquire from Elevation Series Trust (the “Trust”), which is an investment company offering multiple series (each, a “Fund” and collectively, the “Funds”), the following shares of beneficial interest (each a “Share” and collectively the “Shares”) of each Fund below at the per-Share purchase price set forth below, on the terms and conditions set forth herein and in the Prospectus (defined below).

Funds	Amount Purchased	Price Per Share	Shares Purchased
SRH U.S. Quality ETF	$100,000	$25.00	4,000
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TOTAL	$100,000	$25.00	4,000

2. Acknowledgment, Representations and Consent.

a. The undersigned understands that the Trust has filed with the Securities and Exchange Commission a registration statement on Form N-1A (the “Registration Statement”), which contains the preliminary prospectus describing the Trust, the Fund(s) and the Shares (the “Prospectus”).

b. The undersigned represents that it is purchasing the Shares: (i) in a private offering prior to the effective date of the Registration Statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940; (ii) for investment purposes and not with the intent of redeeming or reselling; and (iii) pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

c. The undersigned consents to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 1st day of September, 2022.

PARALEL ADVISORS LLC

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

ACCEPTED BY:

ELEVATION SERIES TRUST

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President